EXHIBIT INDEX

(b)       By-laws, as amended January 11, 2001.

(h)(4) Transfer Agency Agreement between AXP Global Series, Inc., on behalf of AXP Emerging Markets Fund, AXP Global Balanced Fund, AXP Global Bond Fund, AXP Global Growth Fund and AXP Innovations Fund, and American Express Client Service Corporation, dated May 10, 2001.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.

(q)(1) Directors' Power of Attorney, to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(2) Officers' Power of Attorney, to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(3) Trustees' Power of Attorney, to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(4) Officers' Power of Attorney, to sign Amendments to this Registration Statement, dated Jan. 11, 2001.